Exhibit 5.1

Ryan S. Sansom

T: +1 617 937-2335

rsansom@cooley.com

December 23, 2025

Minerva Neurosciences, Inc.

1500 District Avenue

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to Minerva Neurosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders of up to 94,600,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 36,280,992 shares of Common Stock (the “Common Shares”) that are currently outstanding, (ii) up to 1,559,008 shares of Common Stock (the “Series A Shares”), issuable upon conversion of 3,296 shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), that are currently outstanding, (iii) up to 56,760,000 shares of Common Stock (the “Warrant Shares”) consisting of (a) 37,840,000 shares of Common Stock issuable upon conversion of 80,000 shares of Series A Preferred Stock issuable upon the exercise of tranche A warrants (the “Tranche A Warrants”), and (b) 18,920,000 shares of Common Stock issuable upon conversion of 40,000 shares of Series A Preferred Stock issuable upon exercise of tranche B warrants (together with Tranche A Warrants, the “Preferred Warrants”). The Common Shares, the Series A Shares and the Preferred Warrants were issued pursuant to a Securities Purchase Agreement, dated October 21, 2025, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws and Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock, each as currently in effect, the Securities Purchase Agreement, the Preferred Warrants and such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Series A Shares and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Series A Shares or the shares of Series A Preferred Stock issued on exercise of the Warrants to be converted to more shares of Common Stock than the number available for issuance by the Company or that the exercise price of the Warrants is below the par value per share of the Series A Preferred Stock.

Cooley LLP 500 Boylston St, Boston, MA 02116

t: +1 (617) 937-2300 f: +1 (617) 937-2400 cooley.com

Minerva Neurosciences, Inc.

December 23, 2025

Page Two

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exception, limitations and qualifications set forth herein, we are of the opinion that (i) the Common Shares are validly issued, fully paid and nonassessable, (ii) the Series A Shares issuable upon conversion of the currently outstanding Series A Preferred Stock, when issued in accordance with the terms of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable and (iii) the Warrant Shares issuable upon conversion of the shares of Series A Preferred Stock issued upon exercise of the Preferred Warrants in accordance with the terms of such warrants, when issued in accordance with the terms of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Ryan S. Sansom
Ryan S. Sansom

Cooley LLP 500 Boylston St, Boston, MA 02116

t: +1 (617) 937-2300 f: +1 (617) 937-2400 cooley.com